EXHIBIT 21.1


                       Subsidiaries of BTI Telecom Corp.




Name                                        Jurisdiction of Incorporation
----------------------------------------   ------------------------------
  Business Telecom, Inc.                   North Carolina
  Business Telecom of Virginia, Inc.       Virginia